SCHEDULE 13G

                Under the Securities Exchange Act of 1934
                           (Amendment No. -------)

                      Centerpoint Properties Corp.
------------------------------------------------------------------------
                         (Name of Issuer)

                               Common
------------------------------------------------------------------------
                     (Title of Class of Securities)

                              151895109
------------------------------------------------------------------------
                           (CUSIP Number)

Check the following box if a fee is being paid with this statement /_/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other previsions of the
Act (however, see the Notes)
Item 1(a) 	NAME OF ISSUER
	Centerpoint Properties Corp.
Item 1(b)	ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES
	1808 Swift Road
	Oak Brook, IL 60523-1502
Item 2(a)	NAME OF PERSON FILING
	DAVIS SELECETED ADVISERS L.P. for
	Abar Foundation
	AEP
	Atlanta G & L
	Atmos Energy
	AXP Partners
	Bowne & Co.
	Catholic Mutual
	DCSF
	DetroitLaborers
	DNE Corp
	DNYVF
	DREF
	DVaraRealEst
	DVaraValue
	Emma Willard
	Fishkind LLC
	Galveston
	Georgia Corp
	GrangeFT
	Hathaway
	Hoff Family Tr.
	Jicarrilla
	Lewis & Roca
	MassMPrt
	MassMVar
	Mattin A
	Mattin B
	Medcen
	Methodist Home
	MetLife SIP
	Milder CP
	MIT Value
	Mt. Sinai
	Mutual Protect
	NASD
	NASDRegulation
	NedsIsland
	Noramco Davis
	NYC Superior
	Plumber
	Polaris
	Prudential SP
	Quadsan
	RL Polk
	SAS
	Scudder - SVS
	SicavDRF
	SicavDVF
	SSB Large Cap V
	Suburban Prop
	Sun RE
	SunLifeValue
	Temple
	Via
	Volvo
	Wellstar
	Zenith
	Morgan Stanly WRAP
Item 2(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE
	Davis Selected Advisers, L.P.
	2949 East Elvira Road, Suite 101
	Tucson, Arizona 85706
Item 2(c)	CITIZENSHIP
	Colorado Limited Partnership
Item 2(d)	TITLE OF CLASS OF SECURITIES
	Common Stock
Item 2(e)	CUSIP NUMBER
	151895109
Item 3	FIELD PURSUANT TO RULE 13d-1(b)
	(e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
Item 4 	OWNERSHIP
	(a) Amount beneficially owned	3,413,707  shares
	Abar Foundation			1,800
	AEP				54,700
	Atlanta G & L			11,100
	Atmos Energy			6,800
	AXP Partners			58,000
	Bowne & Co.			3,900
	Catholic Mutual			2,000
	DCSF				58,156
	DetroitLaborers			17,000
	DNE Corp			1,200
	DNYVF				401,800
	DREF				477,827
	DVaraRealEst			15,700
	DVaraValue			84,400
	Emma Willard			2,500
	Fishkind LLC			2,200
	Galveston			2,600
	Georgia Corp			23,000
	GrangeFT			5,100
	Hathaway			3,400
	Hoff Family Tr.			2,200
	Jicarrilla			34,900
	Lewis & Roca			1,400
	MassMPrt			160,799
	MassMVar			11,800
	Mattin A			1,800
	Mattin B			1,800
	Medcen				1,300
	Methodist Home			12,100
	MetLife SIP			14,800
	Milder CP			2,900
	MIT Value			38,100
	Mt. Sinai			500
	Mutual Protect			1,600
	NASD				8,400
	NASDRegulation			9,700
	NedsIsland			5,000
	Noramco Davis			2,300
	NYC Superior			5,300
	Plumber				2,000
	Polaris				46,100
	Prudential SP			30,300
	Quadsan				3,200
	RL Polk				2,100
	SAS				1,521,194
	Scudder - SVS			38,800
	SicavDRF			6,200
	SicavDVF			6,300
	SSB Large Cap V			14,023
	Suburban Prop			4,000
	Sun RE				129,300
	SunLifeValue			8,998
	Temple				100
	Via				200
	Volvo				2,700
	Wellstar			3,800
	Zenith				17,000
	Morgan Stanly WRAP		27,510
(b) Percent of class			15.01%
	Abar Foundation			0.01%
	AEP				0.24%
	Atlanta G & L			0.05%
	Atmos Energy			0.03%
	AXP Partners			0.26%
	Bowne & Co.			0.02%
	Catholic Mutual			0.01%
	DCSF				0.26%
	DetroitLaborers			0.07%
	DNE Corp			0.01%
	DNYVF				1.77%
	DREF				2.10%
	DVaraRealEst			0.07%
	DVaraValue			0.37%
	Emma Willard			0.01%
	Fishkind LLC			0.01%
	Galveston			0.01%
	Georgia Corp			0.10%
	GrangeFT			0.02%
	Hathaway			0.01%
	Hoff Family Tr.			0.01%
	Jicarrilla			0.15%
	Lewis & Roca			0.01%
	MassMPrt			0.71%
	MassMVar			0.05%
	Mattin A			0.01%
	Mattin B			0.01%
	Medcen				0.01%
	Methodist Home			0.05%
	MetLife SIP			0.07%
	Milder CP			0.01%
	MIT Value			0.17%
	Mt. Sinai			0.00%
	Mutual Protect			0.01%
	NASD				0.04%
	NASDRegulation			0.04%
	NedsIsland			0.02%
	Noramco Davis			0.01%
	NYC Superior			0.02%
	Plumber				0.01%
	Polaris				0.20%
	Prudential SP			0.13%
	Quadsan				0.01%
	RL Polk				0.01%
	SAS				6.69%
	Scudder - SVS			0.17%
	SicavDRF			0.03%
	SicavDVF			0.03%
	SSB Large Cap V			0.06%
	Suburban Prop			0.02%
	Sun RE				0.57%
	SunLifeValue			0.04%
	Temple				0.00%
	Via				0.00%
	Volvo				0.01%
	Wellstar			0.02%
	Zenith				0.07%
	Morgan Stanly WRAP		0.12%

	(c) Number of shares as to which such person has:

	(i)   sole power to vote or to direct the vote
			Davis Selected Advisers, L. P.  3,413,707

	(ii)  shared power to vote to direct the vote
			N/A
	(iii) sole power to dispose or to direct  the disposition of
		       Davis Selected Advisers, L. P.	3,413,707

	(iv) shared power to dispose or to direct the disposition of
		       	N/A

Item 5	Not applicable

Item 6	Not applicable

Item 7	Not applicable

Item 8 	Not applicable

Item 9	Not applicable

Item 10	CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

	SIGNATURE	/s/ Anthony Frazia

	PRINT		Anthony Frazia, Chief Compliance Officer

	DATE		March 8, 2002